As filed with the Securities and Exchange Commission on June 24, 2011
Registration No. 333-49363
Registration No. 333-122186
Registration No. 333-54060
Registration No. 333-54062
Registration No. 333-53982
Registration No. 333-65694
Registration No. 333-109043
Registration No. 333-132523
Registration No. 333-132526
Registration No. 333-152896
Registration No. 333-145923
Registration No. 333-167320
Registration No. 333-174144

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-49363
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-122186
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-54060
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-54062
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-53982
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-65694
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-109043
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-132523
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-132526
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-152896
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145923
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-167320
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174144
UNDER THE SECURITIES ACT OF 1933
GSI COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-2958132

(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

935 First Avenue, King of Prussia, PA	19406
(Address of Principal Executive Offices)	(Zip Code)
1993 Stock Option Plan
1995 Non-Employee Directors’ Stock Option Plan
1995 Stock Option Plan
Jordan M. Copland Non-Incentive Stock Option
Todd Harris Non-Incentive Stock Option
John Moerman Non-Incentive Stock Option
Fogdog, Inc. 1999 Stock Incentive Plan
1996 Equity Incentive Plan
2005 Equity Incentive Plan
GSI Commerce, Inc. 2010 Equity Incentive Plan
Football Fanatics, Inc. 2008 Equity Incentive Plan
(Full titles of the plans)
Paul D. Cataldo
General Counsel and Secretary
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
Telephone: (610) 491-7000
(Name and address of agent for service)
(610) 491-7000
(Telephone number, including area code, of agent for service)
Copies to:
Richard B Aldridge
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Telephone: (215) 963-5000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
These Post-Effective Amendments (these “Post-Effective Amendments”) filed by GSI Commerce, Inc. (the “Company”), remove from registration all securities which remain unsold as of the date hereof and which are registered under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and, collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):
•	Registration Statement on Form S-8 (No. 333-49363), which was filed with the Commission on April 3, 1998.

•	Registration Statement on Form S-8 (No. 333-122186), which was originally filed with the Commission on January 21, 2005 and amended on March 17, 2006.

•	Registration Statement on Form S-8 (No. 333-54060), which was filed with the Commission on January 19, 2001.

•	Registration Statement on Form S-8 (No. 333-54062), which was filed with the Commission on January 19, 2001.

•	Registration Statement on Form S-8 (No. 333-53982), which was filed with the Commission on January 19, 2001.

•	Registration Statement on Form S-8 (No. 333-65694), which was originally filed with the Commission on July 24, 2001 and amended on March 17, 2006.

•	Registration Statement on Form S-8 (No. 333-109043), which was originally filed with the Commission on September 23, 2003 and amended on March 17, 2006.

•	Registration Statement on Form S-8 (No. 333-132523), which was filed with the Commission on March 17, 2006.

•	Registration Statement on Form S-8 (No. 333-132526), which was filed with the Commission on March 17, 2006.

•	Registration Statement on Form S-8 (No. 333-152896), which was filed with the Commission on August 8, 2008.

•	Registration Statement on Form S-8 (No. 333-145923), which was filed with the Commission on September 7, 2007.

•	Registration Statement on Form S-8 (No. 333-167320), which was filed with the Commission on June 4, 2010.

•	Registration Statement on Form S-8 (No. 333-174144), which was filed with the Commission on May 12, 2011.
On March 27, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with eBay Inc. (“Parent”) and Gibraltar Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. The Merger is effective as of June 17, 2011 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each issued and outstanding share of Company Common Stock (other than shares held by Parent, Merger Sub, the Company or any of their respective subsidiaries or shares held by stockholders who had properly exercised and perfected appraisal rights under Delaware law) were canceled and converted into the right to receive $29.25 in cash, without interest (the “Merger Consideration”). To the extent that any outstanding shares of Company Common Stock were unvested or subject to a repurchase option, risk of forfeiture or other contractual right as of the Effective Time, such shares were converted into Merger Consideration that will remain unvested and subject to such rights, as applicable, and need not be paid until such time as such repurchase option, risk of forfeiture or other contractual right lapses or otherwise terminates. Each outstanding stock option of the Company, to the extent vested immediately prior to the Effective Time was converted into the right to receive an amount equal to the number of shares of Company Common Stock underlying the option multiplied by the difference between the Merger Consideration and the exercise price per share of such option. Each outstanding stock option of the Company, to the extent unvested immediately prior to the Effective Time, was converted into an option to purchase Parent common stock in an amount equal to the number of shares of Company Common Stock underlying such option immediately prior to the Effective Time, multiplied by a conversion ratio of 0.982466747 (the “Conversion Ratio”). Each Company restricted stock unit that was outstanding and unvested immediately prior to the Effective Time was converted into a restricted stock unit representing the right to receive the number of shares of Parent common stock equal to the number of shares of Company Common Stock subject to such restricted stock unit immediately prior to the Effective Time multiplied by the Conversion Ratio.
In addition, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Commission on June 13, 2011, pursuant to that certain memorandum of understanding, dated June 10, 2011 (the “MOU”), entered into with respect to the consolidated action captioned In Re GSI Commerce, Inc. Shareholder Litigation, Consol. C.A. No. 6346-VCN, pending in the Court of Chancery of the State of Delaware, Parent will pay a settlement amount (the “Settlement Amount”) equal to $0.33 per share to the Company’s stockholders who held Common Stock and/or vested Company equity incentive awards at the Effective Time and, with respect to Company equity incentive awards that are unvested at the Effective Time, such $0.33 per share Settlement Amount will be included in the calculation of the Conversion Ratio, but excluding, in each instance, (1) Common Stock and Company equity incentive awards held by the Company’s directors and senior officers and (2) any shares of Common Stock that are obtained through a conversion of any Company debt securities on or after June 9, 2011. The payment of the Settlement Amount is separate and distinct from the payment of the Merger Consideration to be paid pursuant to the terms of the Merger Agreement to all of the stockholders of the Company (including those who will not receive the Settlement Amount) but will be paid contemporaneously with the payment of such Merger Consideration. In addition, pursuant to the indenture relating to the Company’s 2.50% Convertible Senior Notes due 2027 (the “Notes”), as supplemented, the Notes will be converted into the right to receive an amount in cash calculated based on the holders of the Notes receiving the $29.25 per share Merger Consideration plus an additional $0.33 per share.
As a result of the Merger, the Company has terminated all plans covered by the Registration Statements (other than the GSI Commerce, Inc. 2010 Equity Incentive Plan (the “2010 Plan”) and the GSI Commerce, Inc. 2005 Equity Incentive Plan (the “2005 Plan”)) and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements which remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, Commonwealth of Pennsylvania, on June 24, 2011.

GSI COMMERCE, INC.
By:	/s/ Scott Rosenberg
	Name:	Scott Rosenberg
	Title:	Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher Saridakis Christopher Saridakis	Director and President (Principal Executive Officer)	June 24, 2011

/s/ Scott Rosenberg Scott Rosenberg	Chief Financial Officer (Principal Financial and Accounting Officer)	June 24, 2011

/s/ Michael R. Jacobson Michael R. Jacobson	Director	June 24, 2011

/s/ Robert H. Swan Robert H. Swan	Director	June 24, 2011

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